Exhibit(d)(ii)

AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT DATED AS OF JULY 1, 2021

This amendment, dated as of April 30, 2023 (the “Amendment”), between Driehaus Mutual Funds, a Delaware statutory trust (the “Trust”), and Driehaus Capital Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the parties have previously entered into that certain Investment Advisory Agreement dated July 1, 2021 (the “Agreement”);

WHEREAS, the parties wish to modify certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained therein, and intending to be legally bound hereby, the parties agree as follows:

1.	Amendment.

Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto, for the purposes of changing the name and annual management fee of the Driehaus Emerging Markets Opportunities Fund.

2.	Representations.

Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all the representations made by it pursuant to the Agreement, are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous.

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to the subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Survival. Except as specifically and explicitly amended hereby in this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions hereof on the date hereof and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by, and construed and enforced in accordance with applicable federal law and the laws of the State of Illinois (without regard to principals of conflicts of law).

Exhibit(d)(ii)

DRIEHAUS MUTUAL FUNDS

By:	/s/ Stephen Weber

Name and Title: Stephen Weber, President

ATTEST:

By:	/s/Christina Algozine

Name and Title: Christina Algozine, Assistant Secretary

DRIEHAUS CAPITAL MANAGEMENT LLC

By:	/s/ Stephen Weber

Name and Title: Stephen Weber, President and Chief Executive Officer

ATTEST:

By:	/s/ Janet McWilliams,

Name and Title: Janet McWilliams, Secretary

Exhibit(d)(ii)

Exhibit A

Portfolio	Annual Management Fee (as a % of average daily net assets)
Driehaus Emerging Markets Growth Fund	1.05% up to $1.5 billion 0.75% over $1.5 billion
Driehaus Emerging Markets Small Cap Growth Fund	1.10%
Driehaus International Small Cap Growth Fund	1.00%
Driehaus Micro Cap Growth Fund	1.25%
Driehaus Small Cap Growth Fund	0.60%
Driehaus Event Driven Fund	1.00%
Driehaus Global Fund (formerly, Driehaus Emerging Markets Opportunities Fund)	0.65%
Driehaus Small/Mid Cap Growth Fund	0.60%

3